Exhibit 99.3

15 West 6th Street, Suite 900 • Tulsa, Oklahoma  74119 • (918) 513-4570 • Fax: (918) 513-4571

www.laredopetro.com

Laredo Petroleum Increases 2016 Full-Year Capital Budget and Production Guidance

Increases Estimated 2016 Production to 16.1 - 16.4 million BOE

TULSA, OK - May 10, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or the “Company”) today announced it has updated its 2016 capital budget and estimated production.

Revised 2016 Capital Budget

Laredo today announced that its Board of Directors has approved a revised capital budget of $420 million for 2016, excluding investments in the Medallion Gathering & Processing, LLC (“Medallion-Midland Basin”) pipeline system. The budget includes approximately $345 million for drilling and completions, approximately $35 million for production facilities and approximately $40 million for land, seismic and other capitalized costs.

“The capital efficiency gains we are recognizing from utilizing our proprietary Earth Model paired with optimized completions and our increased drilling efficiency are driving rates of return higher,” said Randy A. Foutch, Chairman and Chief Executive Officer. “Retaining our third drilling rig throughout 2016 grows production at more than 10% from the fourth quarter of 2015 and, at the current drilling cadence, sets the Company on a clear growth trajectory into 2017.”

The Company now expects to operate three horizontal rigs for the entirety of 2016 and anticipates drilling approximately 45 to 49 gross horizontal wells. Laredo’s contiguous acreage base enables the drilling of longer, more capital efficient laterals and the Company expects approximately 80% of wells drilled to be 10,000-foot laterals, with several being approximately 12,500 feet or greater.

Laredo expects to utilize the Company’s Earth Model combined with optimized completions on all wells in 2016. Each completion is individually engineered to maximize the rate of return, using a combination of more sand, various stage and cluster spacings and additives to decrease water usage. The drilling and completion portion of the 2016 budget includes approximately $50 million for optimized completions and associated testing.

Laredo expects production associated with the revised budget to be in the range of 16.1 to 16.4 million BOE for 2016, approximately even with 2015 total production and growing more than 10% from the fourth quarter 2015 average.

Liquidity

On May 6, 2016, Laredo Midstream Services, LLC agreed to participate in a Medallion-Midland Basin investment of approximately $21 million, approximately $15 million of which has been paid, resulting in an outstanding balance of $230 million under the Company’s senior secured credit facility. Upon the successful closing of Laredo’s previously announced issuance of common stock, the Company expects to repay borrowings under its senior secured credit facility.

About Laredo

Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the transportation of oil and natural gas from such properties, primarily in the Permian Basin of West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2015, and those set forth from time to time in other filings with the Securities Exchange Commission (“SEC”). These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:

Ron Hagood:  (918) 858-5504 - RHagood@laredopetro.com

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